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                        AGREEMENT REGARDING TERMINATION
                              OF MERGER AGREEMENT



DATE: March 5, 1997

PARTIES:

         HealthPlan Services Corporation                               ("HPS")

         HealthPlan Services Alpha Corporation           ("Merger Subsidiary")

         Health Risk Management, Inc.                                  ("HRM")


RECITALS:

         A. HPS is a Delaware Corporation that provides health plan management services, including distribution, enrollment, billing and collection, claims administration, and information reports and analysis, to its clients.

         B. HRM is a Minnesota corporation which provides medical management processes, claim administration and other products and services to its clients.

         C. The parties are also parties to a Plan and Agreement of Merger dated September 12, 1996. The Plan and Agreement of Merger was amended effective November 12, 1996 in accordance with a document executed by the Parties and described as the First Amendment to a Plan and Agreement of Merger (the Plan and Agreement of Merger, as amended, is referred to herein as the "Merger Agreement").

         D. The Merger Subsidiary is a Delaware Corporation created to accomplish certain acts contemplated by the Merger Agreement.

         E. The parties desire to terminate the Merger Agreement as provided herein.

         F. HPS and HRM have also entered into a Joint Marketing Agreement dated September 25, 1996 (the "Marketing Agreement") pursuant to which HPS and HRM will each market the products and services of the other. Under the Marketing Agreement, each party is obligated to pay to the other party certain fees, if the other party refers a customer to it. Despite the fact that they are not consummating the merger, the parties mutually desire to continue a mutually beneficial business relationship with incentives to refer business to one another. Accordingly, the parties desire to amend the Marketing Agreement as set forth herein.

         G. In consideration of the foregoing, and the promises set forth below, the parties are entering into this Agreement.




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AGREEMENTS:

         1. Termination of Merger Agreement. The parties agree that the Merger Agreement shall be and hereby is terminated by mutual consent in accordance with Section 8.1 of the Merger Agreement. The parties and their respective successors and assigns hereby release, satisfy and forever discharge one another and their respective employees, agents, officers, successors and assigns of and from any and all liabilities, costs, obligations, causes of action, demands, and/or claims of any nature whatsoever, whether arising at law or in equity, which either party may have had, now may have, or may hereafter have against the other relating to or arising in connection with the Merger Agreement and the transactions contemplated thereby, from the beginning of time through the date of this Agreement, other than those, if any, arising under the provisions of Section 9.6 thereof or under this Agreement.

         2. Joint Announcement. The parties agree that they shall announce the termination of the Merger Agreement by releasing the statement attached hereto as Exhibit A. The parties will, to the extent practicable, coordinate all further statements, releases or public announcements relating to this Agreement, the Merger Agreement or the Marketing Agreement and shall, in all such communications, be consistent with Exhibit A.

         3. Partial Reimbursement of Expenses. The parties acknowledge that they desire to share certain expenses associated with the termination of the Merger Agreement. Accordingly, HPS shall pay HRM by wire transfer the sum of $75,000 at the Closing specified in Section 9 below, which $75,000 is in addition to the Purchase Price set forth in Section 9.

         4. Care Management Agreements. Prior to or simultaneously with the execution and delivery of this Agreement, HRM has entered into three Care Management Services Agreements related to HPS or its customers. These agreements are identified as (i) a Care Management Services Agreement between HRM and HPS (for the HPS Employee Population), (ii) a Care Management Services Agreement between HRM and HPS (for TMG Fully Insured Business), and (iii) a Care Management Services Agreement between HRM and Consolidated Group, Inc. (for Arbella). The parties agree that HRM shall not be required to pay any commission to HPS, under the Marketing Agreement or otherwise, for these business relationships.

         5. Marketing Agreement Commissions. The Reference Sales Fee defined in Section 3 (02) of the Marketing Agreement is hereby increased by changing the phrase "five percent (5%)" to "ten percent (10%)."

         6. Confidentiality Provisions of Marketing Agreement. The provisions of Section 5 of the Marketing Agreement relating to Confidentiality shall also apply to any information deemed confidential under Section 9.6 of the Merger Agreement or under the Nondisclosure and Confidentiality Agreement entered into prior thereto, and HPS shall promptly after the date hereof return, and cause all attorneys, accountants, agents and representatives of HPS to return, to HRM all confidential information delivered by HRM in connection with the Merger Agreement or such prior Nondisclosure and Confidentiality Agreement, including but not limited to all Merger Agreement schedules, attachments thereto, agreements and other documents delivered pursuant thereto or pursuant to due diligence lists or related requests from HPS, and all copies, analyses, summaries or extracts thereof.




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         7.  Covenant Not to Solicit. HRM and HPS each agrees that for 12 months from the date hereof, neither party shall, without the consent of the other party, perform work for any of the customers of the other listed on Exhibit B hereto, or shall solicit, contact or communicate with any such customers with a view to providing services to them. For purposes of this Agreement, any such act shall be deemed to be "soliciting" such customers. The parties have listed in Exhibit B, in the case of HRM, its 25 largest clients, based on aggregate revenues from such clients in the six months immediately preceding the date hereof. In the case of HPS, Exhibit B includes the 25 largest clients of the operating unity of HPS known generally as "Harrington Services," based upon the aggregate revenues to such unit from such clients in the six months immediately preceding the date hereof. Notwithstanding the foregoing, the parties agree that for two specific clients, Columbia HCA and Kaiser Permanente, HRM will not solicit brokerage distribution, premium billing, premium collections and fully insured products business and HPS will not solicit care management business. For Columbia HCA, HRM shall not solicit brokerage distribution, premium billing, premium collections and fully insured products business and HPS shall not solicit administrative service or care management business. For purposes of this Section and Section 8 of this Agreement, reference to HRM or HPS shall mean such entity and all of its affiliate companies.

         8. No Solicitation of Employees. During the term of the Marketing Agreement, and for a period of one year following termination thereof, neither HRM nor HPS shall directly or indirectly solicit, employ or engage any individual who at such time is, or at any time within the preceding 12 months was, an employee of the other.

         9. Purchase and Sale of HRM Stock. HPS shall purchase from HRM, and HRM shall sell to HPS, 200,000 shares of HRM's unregistered common stock (the "Shares") at a price per share of $12,50. The entire purchase price of $2,500,000 (the "Purchase Price") shall be paid to HRM by wire transfer from HPS at Closing, at which time HRM shall deliver to HPS a stock certificate representing the Shares. The Closing shall be at the time and place set by HRM and HPS, but must take place within 5 days of the date of this Agreement.

         10. Representations and Warranties of HRM. HRM represents and warrants to HPS that: (i) HRM has duly authorized by all necessary corporate action the execution and delivery of this Agreement and the other acts contemplated herein; (ii) HRM has duly executed and delivered this Agreement; (iii) this Agreement constitutes the valid and binding obligation of HRM; and (iv) upon payment of the Purchase Price, the Shares shall be duly and validly issued, fully paid, and non-assessable shares of HRM common stock.

         11. Representations and Warranties of HPS. HPS represents and warrants to HRM that: (i) HPS has duly authorized by all necessary corporate action the execution and delivery of this Agreement and the other acts contemplated herein; (ii) HPS has duly executed and delivered this Agreement; (iii) this Agreement constitutes the valid and binding obligation of HPS; (iv) HPS is an "accredited investor" within the meaning under the Securities act of 1933 (the "Act") and is purchasing the shares for investment for an indefinite period;
(v) HPS has received copies of HRM's proxy statement for its 1996 Annual Meeting, Form 10-K for its 1996 fiscal year, Forms 10-Q for the first two quarters of its 1997 fiscal year and such other SEC filings and HRM documents as were delivered to HPS pursuant to the Merger Agreement or the Nondisclosure and Confidentiality Agreement entered into prior thereto; (vi) HPS understands that the Shares it is purchasing are characterized as "restricted shares" under the federal securities laws and that such Shares may not be resold without registration or exemption therefrom; (vii) HRM has no





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obligation to register the Shares for resale other than as provided in Section
12 below; and (viii) the certificates representing the Shares will contain a legend substantially to the following:

         "The securities represented by this certificate have not been registered under either the Securities Act of 1933 or applicable state securities laws and may not be sold, transferred, signed, offered, pledged or otherwise distributed for value unless there is an effective registration under the Act and such laws covering such securities, or the Company receives an opinion of counsel acceptable to the Company that such registration is not required."

         12. Piggyback Registration Rights. If at any time prior to the 12 month anniversary of the date of this Agreement, HRM determines to prepare and file a registration statement under the Securities Act of 1933 (the "Act") in connection with the offer and sale of any of its securities by its (other than a registration relating solely to the sale of securities to participants in a stock plan, a registration relating solely to a Rule 145 transaction under the Act, or a registration on any form which does not include substantially the same information as would be required to be included in a registration statement covering the sale of the Shares acquired hereunder by HPS), HRM shall give written notice of such proposed registration to HPS. Upon the written request of HPS given to HRM within 20 days following receipt of HRM's notice to HPS, HRM will cause to be included in such registration all of such Shares that HPS has requested to be so included. If the proposed offering by HRM involves an underwriting, HRM shall not be required to include any of HPS's Shares in such registration unless such Shares are included in the underwriting on the same terms and conditions agreed upon between HRM and the underwriters selected by it and then only in such quantity as the underwriters determine in their sole discretion will not jeopardize the success of the offering by HRM. In the event of any cutback by the underwriter in the number of Shares include din such registration, such cutback shall be distributed pro rata among HPS and any other selling stockholders participating in such registration. HRM will bear all expenses incurred by it in the registration described in this Section. HPS shall pay all underwriting discounts and selling commissions with respect to the sale of the Shares and any fees and expenses incurred by it in the registration described in this Section. HPS shall pay all underwriting discounts and selling commissions with respect to the sale of the Shares and any fees and expenses incurred by its counsel or accountants in connection therewith. HRM will provide HPS and the underwriters customary indemnification covering the accuracy and completeness of the registration statement and prospectus involved in such registrations, and HPS will provide HRM and the underwriters customary indemnification covering the accuracy and completeness of information provided by HPS expressly for use in such registration statement and prospectus.

         13. Governing Law: Forum. This Agreement shall be governed and construed in all respects in accordance with the laws of the State of Delaware (regardless of the laws that might otherwise govern under applicable Delaware principles of conflicts of law). The venue for any suit or other action or proceeding brought pursuant to or in connection with this Agreement shall be the County of Hennepin, State of Minnesota, and the parties hereto consent to the jurisdiction of the state and federal courts located therein.

         14. Binding Effect. The Agreement shall be binding upon and shall inure to the benefit of the parties in their respective successors and assigns, provided, however, that nothing herein shall be construed to permit the assignment of any duty or obligation and no such assignment shall be permitted without the express written consent of all parties.




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         15. Amendments. This Agreement may not be amended or modified without the written consent of all parties.


         IN WITNESS WHEREOF, each party has caused this Agreement Regarding Termination of Merger Agreement to be executed on its behalf and dated as of the day and year first above written.


                                       HEALTHPLAN SERVICES
                                           CORPORATION


                                      By: /s/ William L. Bennett
                                         -------------------------------------
                                      Its:    Chairman



                                      HEALTHPLAN SERVICES ALPHA
                                           CORPORATION


                                      By: /s/ William L. Bennett
                                         -------------------------------------
                                      Its:    Chairman



                                      HEALTHRISK MANAGEMENT, INC.


                                      By: /s/ Thomas P. Clark
                                         -------------------------------------
                                      Its:    CFO